Exhibit 99.1

News media contact: Susan Tull 512.577-2956 susan_tull@forgent.com	Investor contact: Hala Elisherbini 972-458-8000 hala@halliburtonir.com

Forgent Networks Moves Aggressively into Multi-Billion Dollar Workforce
Management Market with Strategic Acquisition of Industry Leader

Company Doubles Software Business and Changes Name to Asure Software

AUSTIN, Texas (September 13, 2007) — Forgent™ Networks, Inc. today announced that the company is moving aggressively into the multi-billion dollar workforce management software market through the acquisition of iEmployee, an industry-leading provider of on-demand workforce management solutions.  Forgent also announced that it is re-branding the company to the name Asure Software and will begin trading under the NASDAQ symbol ASUR on September 13, 2007.

“The iEmployee acquisition positions us to become a leader in the workforce management market and is a key milestone in achieving our strategic goal of becoming a pure-play software company,” said Richard Snyder, Asure’s chairman and CEO. “The acquisition moves us into a much larger market, provides customers with a significantly broader offering and, in combination with our current NetSimplicity Software business, immediately doubles our software revenue. We expect the transaction to be accretive to the earnings of our software business.”

The total purchase price was $10.7 million, the structure of which was a combination of cash and stock.  The definitive agreement was signed today, and the transaction is expected to close within the next 30 days.

iEmployee, which currently generates about $6 million in annual revenue and is profitable, provides a breadth of offerings targeted at small to mid-size organizations and divisions of enterprises.  Its integrated suite of on-demand HR management software and services includes time and attendance tracking, benefits, pay stubs and W2 documentation, expense management, reports and salary planning.

The powerful combination of the two companies’ software portfolios creates an unparalleled, comprehensive set of workforce management solutions — ranging from HR management products to scheduling and asset tracking — with a unique focus on empowering workers through simple, self-service Web-based applications.  Asure’s products and services thereby enable organizations to operate more efficiently, increase worker productivity and reduce costs.

Strong Long-term Model with 70 Percent Recurring Revenue

Headquartered in Austin, Texas, with additional locations in North America and Asia, Asure currently has more than 3,500 domestic and international customers and generates about $12 million in revenue, approximately 70 percent of which is recurring.

Consistent with the focus of NetSimplicity and iEmployee, Asure will continue to target small to mid-size organizations and divisions of large enterprises with products that deliver enterprise-class productivity enhancements and that are easy to use and affordably priced. By delivering these solutions in simplified form, Asure believes it can serve broader markets than legacy vendors and can enable customers to more quickly and surely derive value from them.

Asure’s management team consists of the senior officers of the predecessor company plus the co-founders/co-CEOs of iEmployee.  The team has 115 years of collective experience managing and growing businesses — from start-ups and young companies to large divisions of publicly traded global leaders, including Hewlett Packard, Dell, IBM, Compaq, Ceridian and BMC Software.  In addition to Chairman and CEO Richard Snyder, the management team includes Jay Peterson, Vice President and CFO; Nancy Harris, Vice President and General Manager of NetSimplicity; and Snehal Shah and Fenil Shah, Co-founders and Co-CEOs of iEmployee, who will serve as Vice Presidents of the iEmployee business.

“We are excited about the opportunity that lies ahead for Asure to become a dominant player in the workforce management market,” said iEmployee founder and co-CEO Fenil Shah. “We believe that by combining forces, we will be able to offer more robust products and a larger suite of offerings to our customers and significantly expand our share of the work force management market.”

An $8.7 Billion Market By 2010

Worldwide workforce management software revenue was $5.5 billion in 2005 and is forecasted to be $8.7 billion in 2010 (AMR Research). The demand for workforce management solutions delivered through the software-as-a-service (SaaS) model is growing at a healthy rate, particularly among small- to mid-size organizations.  In fact, by 2008, more than 50 percent of new workforce management purchases by U.S. mid-market customers will be made with vendors through the on-demand or SaaS model (Gartner).

Conference Call for Financial Analysts and Press

Additional information regarding the transaction will be provided during a conference call scheduled today at 10 a.m. CST.  To take part, dial 800-435-1261 ten minutes before the conference call begins, ask for the Asure Software event, and use a pass code of 97625677. International callers should dial 617-614-4076 and use the same pass code as above.

About Asure

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, meeting and event management, and asset tracking and reservations. With additional offices in Seekonk, Mass., Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world.  For more information, please visit www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Forgent’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

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Contacts:

Investors	News Media
Hala Elisherbini	Susie Tull
972-458-8000	512/577-2956
hala@halliburtonir.com	susan_tull@forgent.com